Exhibit 10.1

$40,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 12, 2011

Between

RED LION HOTELS CORPORATION,

Borrower

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

Bank

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of September 12, 2011(“Closing Date”) by and between RED LION HOTELS CORPORATION, a Washington corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

A. Bank and Borrower are parties to that certain Credit Agreement dated as of September 25, 2008 (together with all amendments, supplements, exhibits, and modifications thereto, the “Prior Credit Agreement”), pursuant to which Bank has extended a credit facility to Borrower.

B. Borrower has requested that Bank renew Borrower’s credit described in the Prior Credit Agreement and has also asked for additional credit, which Bank is agreeable to granting, provided that Borrower agrees to the restatement of the Prior Credit Agreement by this Agreement, which shall replace the Prior Credit Agreement in its entirety and provide for the extension of credit on the terms and conditions contained herein.

C. Capitalized terms used and not defined herein, shall have the meanings given to them in Exhibit A attached hereto. Unless otherwise specified in the Loan Documents, where appropriate, the singular includes the plural and vice versa.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the parties hereto (a) agree that the Prior Credit Agreement is hereby amended and restated in its entirety to read as follows, (b) further agree that all of the Loan Documents (as defined in the Prior Credit Agreement, including without limitation all notes, guarantees, subordination agreements and security instruments) executed in connection with, delivered or relating to the Prior Credit Agreement shall remain in full force and effect, except as specifically provided in this Agreement and shall constitute “Loan Documents” hereunder, except where amended and restated in connection herewith and (c) further agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1. LINE OF CREDIT.

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including March 31, 2013 not to exceed at any time the aggregate principal amount of Ten Million Dollars ($10,000,000.00) (“Line of Credit”), the proceeds of which shall be used (i) to provide working capital for the Borrower and its Subsidiaries, (ii) to fund maintenance capital expenditures on properties owned or leased by the Borrower and its Subsidiaries, and (iii) for general corporate purposes of the Borrower. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of September 12, 2011 (“Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Five Hundred Thousand Dollars ($500,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall be issued for a term not to exceed Three Hundred Sixty-five (365) days, as designated by Borrower; provided however, that no Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The actual undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

(c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above. Notwithstanding the foregoing, Borrower shall maintain a zero balance on advances on Borrower’s Line of Credit for a period of at least thirty (30) consecutive days during each fiscal year.

SECTION 1.2. TERM LOAN.

(a) Term Loan Renewal. Prior to the Closing Date, Bank has made a loan to Borrower in the original principal amount of Fourteen Million Dollars ($14,000,000.00) (the “Term Loan”), on which the outstanding principal balance as of the Closing Date is Eleven Million Nine Hundred Fifty Eight Thousand Three Hundred Forty Five Dollars ($11,958,345.00) (the “Current Term Loan Amount”). Borrower’s obligation to repay the Term Loan is evidenced by a promissory note dated as of March 25, 2011 (the “Prior Term Note”). The Bank has agreed to increase the aggregate outstanding principal amount of the Term Loan by Eighteen Million Forty One Thousand Six Hundred Fifty Five Dollars ($18,041,655.00) (the “Increased Amount”), to Thirty Million Dollars ($30,000,000.00), which Term Loan shall continue in effect and be governed by the terms and conditions of this Agreement. Subject to the terms and conditions of this Agreement, Bank hereby confirms that the Term Loan remains in full force and effect.

(b) Advances. The Increased Amount may be advanced in two installments. The first advance (“Initial Advance”) on the Increased Amount, in the amount of Eighteen Million Forty One Thousand Six Hundred Fifty Five Dollars ($18,041,655.00), will be made on the Closing Date. The second and final advance of the balance of the Increased Amount will be made upon Borrower’s request on or after the date all conditions precedent specified in Section 3.2 have been satisfied or waived.

(c) Replacement Note; Repayment. The Term Loan shall be repaid in accordance with the provisions of a promissory note dated as of the same date as this Agreement (the “Term Note”), the terms of which are incorporated herein by reference ,which amends and restates the Prior Term Note in its entirety and is given as a replacement for, and not in satisfaction or novation of, the Prior Term Note.

SECTION 1.3. INTEREST/FEES.

(a) Interest. The outstanding principal balance of each credit subject hereto shall accrue interest at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.

(b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c) Commitment Fee. Borrower shall pay to Bank a fully-earned and non-refundable commitment fee equal to Three Hundred Thousand Dollars ($300,000.00). Bank acknowledges prior receipt of Seventy Five Thousand Dollars ($75,000.00) of such fee. Borrower shall pay the balance of the commitment fee on the Closing Date.

(d) Letter of Credit Fees. Borrower shall pay to Bank (i) fees upon the issuance of each Letter of Credit equal to the greater of two percent (2.00%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof and Five Hundred Dollars ($500.00), and (ii) fees upon the payment or negotiation of each drawing under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.

SECTION 1.4. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under each credit subject hereto by charging Borrower’s deposit account number 4050003334 with Bank or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in such deposit accounts to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.5. COLLATERAL.

(a) Collateral Owned by Borrower. As security for all Indebtedness and other Obligations of Borrower to Bank and as required by Section 3.1(b)(iv), Borrower will grant to Bank security interests of first priority in all of Borrower’s accounts receivable and inventory.

(b) Collateral Owned by Collateral Property Owners. At the respective times required under Article III of this Agreement, Borrower shall cause its Subsidiaries who are Collateral Property Owners to reaffirm their grant and/or to grant or continue to grant a lien of not less than first priority on the Collateral Properties.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

SECTION 1.6. GUARANTIES. The payment and performance of all Indebtedness and other Obligations of Borrower to Bank shall continue to be guaranteed jointly and severally by Red Lion Hotels Limited Partnership, Red Lion Hotels Franchising, Inc., Red Lion Hotels Management, Inc., and Red Lion Hotels Holdings, Inc. (collectively, “Subsidiary Guarantors”), as evidenced by and subject to the terms of the Subsidiary Guaranty and such other guaranties as may be required by the Bank. Bank hereby releases and discharges WHC823-M, LLC and WHC823, LLC from any and all of their obligations and liabilities under the Subsidiary Guaranty.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all Obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of Washington, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower. Each Subsidiary Guarantor and Collateral Property Owner is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower and each Obligor of each of the Loan Documents to which such Person is a party do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation, By-Laws, Certificate of Formation, Operating Agreement, or other governing document of the applicable Obligor (“Constituent Documents”), or result in any breach of or default under any contract, obligation, indenture or other instrument to which any such Obligor is a party or by which such Obligor may be bound.

SECTION 2.4. LITIGATION, CLAIMS, INVESTIGATIONS. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any Governmental Authority, arbitrator, court or administrative agency which are reasonably likely to have a material adverse effect on the consolidated financial condition or operations of Borrower and its Subsidiaries, taken as a whole, other than those disclosed by Borrower to Bank in writing prior to the Closing Date. There are no outstanding orders or judgments for the payment of money in excess of $2,500,000 (individually or collectively) or any warrant of attachment, sequestration, or similar proceeding against the assets of any Company having a value (individually or collectively) of $2,500,000 or more which are not either (a) stayed on appeal, or (b) being contested in good faith by appropriate proceedings diligently conducted, and against which reserves or other provisions required by GAAP have been made. There are no formal complaints, suits, claims, investigations, or proceedings initiated at or by any Governmental Authority pending or threatened by or against any Company, nor any judgments, decrees, or orders of any Governmental Authority outstanding against any Company, that are reasonably likely to have a material adverse effect on the consolidated financial condition or operations of Borrower and its Subsidiaries, taken as a whole.

SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The consolidated annual financial statements of Borrower as of and for the year ended December 31, 2010, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the Closing Date, (a) are complete and correct and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year. All tax returns of each Company required to be filed have been filed (or extensions have been granted) prior to delinquency and all taxes imposed upon each Company which are due and payable have been paid prior to delinquency.

SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which any Obligor is a party or by which any Obligor may be bound that requires the subordination in right of payment of any of such Obligor’s Obligations subject to this Agreement or any other document executed or delivered in connection herewith to any other obligation of Borrower or such Obligor.

SECTION 2.8. PERMITS, FRANCHISES. Each Company possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9. ERISA. Each Company is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”). No Company has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by such Company (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by any Company; each Company has met its minimum funding requirements under ERISA with respect to each Plan maintained or contributed to by such Company; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10. OTHER OBLIGATIONS. No Obligor is in material default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11. ENVIRONMENTAL MATTERS. Except as set forth in the Phase 1 environmental reports on the Collateral Properties and the additional documentation regarding the Kalispell Property delivered to the Bank by Borrower, and to the best of Borrower’s knowledge, each Collateral Property Owner is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of such Collateral Property Owner’s operations with respect to its Collateral Property(ies), including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of any Collateral Property Owner with respect to its Collateral Property(ies) is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. No Collateral Property Owner has any material contingent liability resulting from any release of any toxic or hazardous waste or substance into the environment in connection with the operation of any of its Collateral Property(ies).

SECTION 2.12. PROPERTIES; LIENS. Each Company has good and marketable title to all its property reflected on the financial statements most recently delivered to Bank, except for property that (a) that is obsolete, or (b) has been disposed of in the ordinary course of business or as otherwise permitted by the Loan Documents. Except for Permitted Liens, there is no Lien on the Collateral Property, and the execution, delivery, performance, or observance of the Loan Documents will not require or result in the creation of any Lien on the Collateral Property. Collateral Property Owner will preserve its title to the Collateral Property, will forever warrant and defend the same to Bank, and will forever warrant and defend the validity and priority of the Liens of the Loan Documents with respect to the Collateral Property against the claims of all Persons whomsoever.

SECTION 2.13. TRANSACTIONS WITH AFFILIATES. No Obligor is a party to a transaction with any of its affiliates, other than transactions with one or more other Obligors (which may or may not be on an arm’s length basis) and transactions with other Companies or other affiliates of such Obligor in the ordinary course of business and upon fair and reasonable terms not materially less favorable than such Obligor could obtain or could become entitled to in an arm’s length transaction with a Person that was not its affiliate.

SECTION 2.14. SOLVENCY. At the time of each extension of credit hereunder and on the date of each acquisition permitted hereunder, each Obligor is (and after giving effect to the transactions contemplated by the Loan Documents, any permitted acquisition, and any incurrence of additional Indebtedness, will be) Solvent.

SECTION 2.15. MANAGEMENT AGREEMENT. Each Management Agreement is in full force and effect.

SECTION 2.16. REAL PROPERTY COLLATERAL. Except as disclosed by Borrower to Bank in writing prior to the Closing Date with respect to any Collateral Property that is not an iStar Property, or prior to the time the Bank acquires a Lien thereon with respect to any Collateral Property that is an iStar Property:

(a) All taxes, governmental assessments, insurance premiums, and water, sewer and municipal charges, and rents (if any) which previously became due and owing in respect thereof have been paid as of the Closing Date.

(b) There are no mechanics’ or similar liens or claims that are not Permitted Liens which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to any such lien) which affect all or any interest in any such real property and which are or may be prior to or equal to the lien thereon in favor of Bank.

(c) None of the improvements which were included for purpose of determining the appraised value of any such real property lies outside of the boundaries and/or building restriction lines thereof, and no improvements on adjoining properties materially encroach upon any such real property.

(d) There is no pending, or to the best of Borrower’s knowledge threatened, proceeding for the total or partial condemnation of all or any portion of any such real property, and all such real property is in good repair and free and clear of any damage that would materially and adversely affect the value thereof as security and/or the intended use thereof.

(e) There are no leases.

(f) No Collateral Property Owner is currently in default in any respect (nor has any notice been given or received with respect to an alleged or current default) under any of the terms and conditions of any REA, and each REA remains unmodified and in full force and effect.

(g) All sums due and owing by each Collateral Property Owner to the other parties to each REA (or by the other parties to each REA to any Collateral Property Owner) pursuant to the terms of such REA, have been paid, are current, and no lien has attached on the Collateral Property (or threat thereof been made) for failure to pay any of the foregoing.

(h) The copy of any construction, architectural design, management, brokerage, or contract relating to the Collateral Property furnished or to be furnished to Bank is and shall be a true and complete copy thereof, and the respective Collateral Property Owner’s interest therein is not subject to any claim, setoff, or encumbrance.

ARTICLE III

CONDITIONS

SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement and to fund the Initial Advance and any advances under the Line of Credit is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	This Agreement.

(ii)	Line of Credit Note.

(iii)	Term Note.

(iv)	Continuing Security Agreement-Rights to Payment and Inventory executed by the Borrower.

(v)	Amended and Restated Continuing Guaranty.

(vi)	Amended and Restated Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing executed by the Collateral Property Owner of the Bellevue Property.

(vii)	First Modification of Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing executed by the Collateral Property Owner of the Templins’ Resort.

(viii)	Mortgages executed by the respective Collateral Property Owners of the Spokane Property, Olympia Property, and Pocatello Property.

(ix)	Such other documents as Bank may require under any other Section of this Agreement.

(c) Borrower Documents. Bank shall have received the following, each, unless otherwise noted, dated as of the Closing Date:

(i)	certified copies of the Constituent Documents of Borrower, together with a good standing certificate or its equivalent from the Secretary of State of the state of its incorporation and each other state in which it is qualified as a foreign corporation to do business, each dated a recent date prior to the Closing Date.

(ii)	an Officer’s Certificate of Borrower certifying (A) its Constituent Documents, (B) resolutions of its Board of Directors approving and authorizing the execution, delivery, and performance of this Agreement and the other Loan Documents, certified as of the Closing Date as being in full force and effect without modification or amendment, and (C) signatures and incumbency of its officers executing this Agreement and the other Loan Documents.

(d) Collateral Property Owner Documents. Bank shall have received the following with respect to each Collateral Property Owner, each, unless otherwise noted, dated as of the Closing Date:

(i)	certified copies of its Constituent Documents, together with a good standing certificate or its equivalent from its jurisdiction of incorporation, formation, or organization and of its principal place of business, dated a recent date prior to the Closing Date.

(ii)	an Officer’s Certificate certifying (A) its Constituent Documents, (B) resolutions of its Board of Directors or other governing body or entity approving and authorizing the execution, delivery, and performance of the Loan Documents to which it is a party, certified as of the Closing Date as being in full force and effect without modification or amendment, and (C) signatures and incumbency of its officers executing the Loan Documents to which it is a party.

(e) Collateral Property Documents. Bank shall have received the following with respect to the indicated Collateral Properties:

(i)	a date down to Title Policy No. 364421-C dated April 1, 2011 (Templins), issued by First American Title Insurance Co. (“Title Company”) and assurance acceptable to Bank, including, without limitation, CLTA Endorsement No. 110.5, or equivalent, without deletion or exception other than those expressly approved by Bank in writing, that the priority and validity of the Bank’s Mortgage has not been and will not be impaired by this Agreement or the transactions contemplated hereby.

(ii)	an ALTA Policy of Title Insurance, with such endorsements as Bank may require, issued by Title Company and in form and substance satisfactory to Bank, in such amount as Bank shall require, insuring Bank’s Mortgages on the Spokane Property, Olympia Property, Bellevue Property and Pocatello Property to be of first priority, subject only to such exceptions as Bank shall approve in its discretion, with all costs thereof to be paid by Borrower.

(iii)	for each Collateral Property referred to in the preceding clause (ii), a survey of the property and the improvements thereon satisfactory to Bank and the Title Company, if required by the Title Company, and a flood insurance policy in an amount required by Bank, but in no event less than the amount sufficient to meet the requirements of applicable law and the Flood Disaster Protection Act of 1973, or evidence satisfactory to Bank that the Collateral Property is not located in a flood hazard area.

(iv)	Uniform Commercial Code searches covering each Collateral Property Owner, as debtor, and showing no Liens on any of such owner’s assets other than Permitted Liens.

(f) Minimum Appraised Value and Appraised NOI. With respect to the Initial Advance only, Bank shall have Acceptable Appraisals on the Initial Collateral Properties reflecting an aggregate Appraised Value of not less than twice the Initial Term Loan Amount and an aggregate Appraised NOI in an amount that is not less than the Initial Term Loan Amount divided by 6.40.

(g) Opinion of Counsel for Obligors. Bank and its counsel shall have received originally executed copies of a favorable written opinion of counsel for Obligors, addressed to Bank, in form and substance reasonably satisfactory to Bank and its counsel, dated as of the Closing Date.

(h) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the consolidated financial condition or operations of Borrower and its Subsidiaries, taken as a whole, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any Subsidiary Guarantor.

(i) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Collateral Properties, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank, including without limitation, policies of fire and extended coverage insurance covering all the Collateral Properties, with replacement cost and mortgagee loss payable endorsements, and such policies of insurance against specific hazards affecting any such real property, including terrorism, as may be required by any Governmental Authority or Bank.

(j) Tax Service Contract. Borrower shall have procured and delivered to Bank, at Borrower’s cost, such tax service contract as Bank shall require for the Collateral Properties, to remain in effect as long as such real property secures any Obligations of Borrower to Bank as required hereby.

SECTION 3.2. CONDITIONS OF THE SECOND AND FINAL ADVANCE OF THE INCREASED AMOUNT UNDER THE TERM LOAN AND THE INITIAL EXTENSION OF CREDIT UNDER THE LINE OF CREDIT The obligation of Bank to make an initial extension of credit requested by Borrower under the Line of Credit and the second and final advance of the Increased Amount under the Term Loan shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b) Minimum Appraised Value and Appraised NOI. Bank shall have Acceptable Appraisals on Collateral Properties reflecting an aggregate Appraised Value of not less than Eighty Million Dollars ($80,000,000) and an aggregate Appraised NOI of not less than Six Million Two Hundred Fifty Thousand Dollars ($6,250,000.00).

(c) Additional Letter of Credit Documentation. Prior to the issuance of the first Letter of Credit hereunder, Bank shall have received a Letter of Credit Agreement completed and duly executed by Borrower.

(d) Real Property. With respect to each of the Kalispell Property, Helena Property, and Aurora Property, Bank shall have received the following:

(i) Mortgages executed by the respective Collateral Property Owners of the Kalispell Property, the Helena Property, and the Aurora Property.

(ii) for each Collateral Property referred to in the preceding clause (i) an ALTA Policy of Title Insurance, with such endorsements as Bank may require, issued by a company and in form and substance satisfactory to Bank, in such amount as Bank shall require, insuring Bank’s Mortgage on such Collateral Property to be of first priority, subject only to such exceptions as Bank shall approve in its discretion, with all costs thereof to be paid by Borrower.

(e) Documentation. Bank shall have received all additional documents, opinions, and instruments which may be required by Bank in connection with such extension of credit.

SECTION 3.3. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b) Documentation. Bank shall have received all additional documents which may be required by this Agreement in connection with such extension of credit.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all Obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) Promptly after preparation, and no later than one hundred twenty (120) days after the last day of each fiscal year of Borrower, financial statements showing the consolidated financial condition and results of operations for the Companies as of, and for the year ended on, such day, in each case setting forth in comparative form the figures for the preceding fiscal year, accompanied by:

(i)

the unqualified opinion of a firm of nationally recognized independent certified public accountants, based on an audit using generally accepted auditing standards, that such financial statements were prepared in accordance with GAAP and present fairly the consolidated financial condition and results of operations of the Companies and, if required to be prepared under applicable SEC regulations, an opinion of such independent certified public accountants independently assessing the Companies’ internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, Public Company Accounting Oversight Board Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley expressing a conclusion that contains no statement that there is a material weakness in such internal controls, except for such material weaknesses as are not reasonably likely to have a material adverse effect on the consolidated financial condition or operations of Borrower and its Subsidiaries, taken as a whole; and

(ii)	a Compliance Certificate.

(b) Promptly after preparation, and no later than forty five (45) after the last day of each fiscal quarter of Borrower other than the last fiscal quarter of Borrower’s fiscal year, unaudited financial statements showing the consolidated financial condition and results of operations for the Companies as of, and for the fiscal quarter (and, if different, for the year-to-date period) ended on, such day, in each case setting forth in comparative form the figures for the corresponding period(s) of the preceding fiscal year, accompanied by a Compliance Certificate with respect to such financial statements.

(c) Promptly after preparation, and no later than forty five (45) days after the last day of each calendar month, statements showing the unaudited results of operations for each Collateral Property calculated for the Collateral Property for such calendar month, accompanied by a certificate executed by a Responsible Officer of Collateral Property Owner, certifying such statement.

(d) from time to time such other information as Bank may reasonably request , including without limitation, copies of rent rolls and other information with respect to any real property collateral required hereby.

SECTION 4.4. COMPLIANCE. Preserve and maintain, and cause each other Obligor to preserve and maintain, all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of the business of such Obligor; and comply, and cause each other Obligor to comply, with the provisions of such Obligor’s Constituent Documents and with the requirements of all laws, rules, regulations and orders of any Governmental Authority applicable to such Person and/or its business.

SECTION 4.5. INSURANCE. Maintain and keep in force, and cause each other Obligor to maintain and keep in force, for each business in which such Obligor is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, earthquake (to the extent the insured property is located within a seismic zone and in the amount, if any, that Bank requires, and, to the extent required, fulfill such requirement within sixty (60) days thereof), property damage and workers’ compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver, or cause to be delivered, to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect. In the event a casualty occurs due to any event that is required to be insured hereunder (e.g., an earthquake), Borrower or such Obligor shall continue to maintain at all times the insurance coverage required with respect to such event, including during the occurrence of an on-going casualty, settlement of insurance claims after the casualty, and during the course of any post-event restoration or repairs to the Collateral Property.

Prior to application or disbursal of any insurance proceeds received by Bank under this Section 4.5, Bank may deduct therefrom any expenses reasonably incurred by Bank in connection with the collection or handling of such proceeds, it being understood and agreed that Bank shall not be, under any circumstances, liable or responsible for failure to collect, or to exercise diligence in the collection of, any such proceeds, and upon the request of Collateral Property Owner, Bank shall provide Collateral Property Owner with a written summary of all expenses deducted from such proceeds.

SECTION 4.6. FACILITIES. Keep all properties useful or necessary to Borrower’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge, and cause each Obligor to pay and discharge, when due any and all Indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) any such taxes and assessments as such Obligor may in good faith contest or as to which a bona fide dispute may arise, and (b) for which the Obligor has made provision, to Bank’s satisfaction, for eventual payment in the event such Obligor is obligated to make such payment.

SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against any Obligor that could reasonably be expected to have a material adverse effect or any claim in excess of $1,000,000. The Bank acknowledges receipt of notice regarding the case known as 4th & Pike Building v. Red Lion Hotels Corporation (King County Superior Court No. 10-2-28047-SEA).

SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower’s financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower’s financial statements for the period ending September 30, 2011:

(a) Senior Leverage Ratio. Borrower shall not permit the Senior Leverage Ratio, as of the last day of any fiscal quarter of the Companies during the following periods, to be greater than the ratio set forth opposite such period below:

Quarters ending	Ratio
September 30, 2011 and December 31, 2011	4.75 to 1.0
March 31, 2012	4.25 to 1.0
June 30, 2012	4.00 to 1.0
September 30, 2012 and thereafter	3.50 to 1.0

(b) Debt Service Coverage Ratio. Borrower shall not permit the Debt Service Ratio, as of the last day of any fiscal quarter of the Companies during the following periods, to be less than the ratio set forth opposite such period below:

Quarters ending	Ratio
September 30, 2011 and December 31, 2011	1.25 to 1.0
March 31, 2012 and thereafter	1.50 to 1.0

(c) Loan Commitment Coverage Ratio Borrower shall not permit the Loan Commitment Coverage Ratio, as of the last day of any fiscal quarter of the Companies ending on or after December 31, 2011 to be greater than 6.0 to 1.

SECTION 4.10. INSPECTIONS. Borrower shall, and shall cause each Collateral Property Owner, upon reasonable notice, to allow Bank (or its representatives) to inspect the Collateral Property, and to review reports, files, and other records related to the Collateral Property and to make and take away copies thereof, from time to time during reasonable business hours. Borrower shall, and shall cause each of its Subsidiaries to, upon reasonable notice, allow Bank (or its representatives) to visit any of their other properties during reasonable business hours.

SECTION 4.11. PRESERVATION AND PROTECTION OF RIGHTS. Borrower shall, and shall cause each other Company to, perform such acts and duly authorize, execute, acknowledge, deliver, file, and record any additional agreements, documents, instruments, and certificates as Bank may reasonably deem necessary or appropriate in order to preserve and protect Bank’s rights under any Loan Document.

SECTION 4.12. OTHER COLLATERAL PROPERTY INFORMATION. Borrower shall, and shall cause each Collateral Property Owner to, furnish to Bank from time to time upon Bank’s request each of the following items with respect to the Collateral Property: (a) copies of all contracts, bills of sale, statements, receipts, or other documents under which such Collateral Property Owner claims title to any materials, fixtures, or articles of personal property incorporated or to be incorporated into the Improvements or subject to the Lien of the Mortgage; and (b) such other information relating to the Improvements or the Collateral Property as Bank may reasonably request.

SECTION 4.13. REPORTS AND TESTING. Borrower shall, and shall cause each Collateral Property Owner to, promptly (a) make available to Bank upon request copies of all reports, studies, inspections and tests made on the Collateral Property, the Improvements, or any materials to be incorporated into the Improvements, and (b) make such additional tests on the Collateral Property, the Improvements, or any materials to be incorporated into the Improvements as Bank reasonably requires.

SECTION 4.14. CONTRACTS. Borrower shall cause each Collateral Property Owner to perform all of its obligations under any construction, architectural design, management, brokerage or other contract relating to the Collateral Property owned by such Collateral Property Owner, and shall cause such Collateral Property Owner to continue to be liable for all such obligations with respect thereto.

SECTION 4.15 CONDEMNATION. Borrower shall cause each Collateral Property Owner to notify Bank immediately of any threatened or pending proceeding for condemnation affecting the Collateral Property or arising out of damage to the Collateral Property, and shall cause the Collateral Property Owner, at its expense, to diligently prosecute any such proceedings. Bank shall have the right (but not the obligation) to participate in any such proceeding and to be represented by counsel of its own choice. Borrower shall ensure that Bank receives any and all sums which may be awarded or become payable to Collateral Property Owner for the condemnation of any portion of the Collateral Property for public or quasi-public use, or by virtue of private sale in lieu thereof, and any sums which may be awarded or become payable to Collateral Property Owner for damages caused by public works or construction on or near the Collateral Property but only to the extent of the Obligations. All such sums are hereby assigned to Bank and Collateral Property Owner shall, upon request of Bank, make, execute, acknowledge, and deliver any and all additional assignments and documents as may be necessary from time to time to enable Bank to collect and receive any such sums. Bank may apply all such sums actually received by Bank to the payment of the Obligations in such order and manner as is set forth herein. If the Collateral Property or any part thereof is condemned, so long as no Event of Default shall have occurred and shall be continuing, and provided Collateral Property Owner promptly files all claims and diligently prosecutes the condemnation proceeding, Collateral Property Owner shall have the right to file, adjust, settle and prosecute any claim for any such awards or compensation relating to any such condemnation proceeding; provided, however, Collateral Property Owner shall not agree to any adjustment or settlement of any such claim payable with respect to any such condemnation proceeding which awards and proceeds are reasonably estimated by Bank to be equal to or greater than $500,000; and provided, further, in the event that Bank determines that Collateral Property Owner is not diligently prosecuting such claim, Bank shall have the right, but not the obligation, to revoke Collateral Property Owner’s right to adjust, settle and prosecute any claim for any such awards or compensation relating to such any such condemnation proceeding by delivering a notice of same to Collateral Property Owner, which revocation shall be effective immediately upon Collateral Property Owner’s receipt of such notice and to take such actions in Collateral Property Owner’s stead. Notwithstanding the foregoing, if the Collateral Property or any part thereof is condemned and the awards and proceeds of condemnation are reasonably estimated by Bank to equal or exceed $500,000, then Collateral Property Owner authorizes and empowers Bank, at Bank’s option, as attorney-in-fact for Collateral Property Owner, to commence, appear in and prosecute, in Bank’s or Collateral Property Owner’s name, any action or proceeding relating to any condemnation of the Collateral Property or any portion thereof, to settle or compromise any claim in connection with such condemnation, to collect and receive condemnation awards and to deduct Bank’s expenses in the settlement process. Bank shall provide Collateral Property Owner with a written summary of all expenses deducted from such awards. If Bank elects not to participate in such condemnation proceeding, then Collateral Property Owner shall, at its expense, diligently prosecute any such proceeding. Bank shall not be, under any circumstances, liable or responsible for failure to collect, or exercise diligence in the collection of, any of such sums. Any sums so collected shall be applied by Bank, first, to the reasonable expenses, if any, of collection, and then in the same manner and under the same conditions as insurance proceeds are applied as set forth in Section 4.5.

SECTION 4.16. iSTAR PROPERTIES. Promptly following the acquisition by Red Lion Holdings or any other Company of any iStar Property, and in any event within sixty (60) days thereafter, Borrower shall cause such Company to deliver to Bank an environmental audit of such iStar Property. If Bank desires to have such iStar Property serve as an additional Collateral Property for purposes of this Agreement, Bank shall so notify Borrower. Promptly following such notification, and in any event within sixty (60) days thereafter, Borrower shall cause such Company to request the delivery of each of the following to Bank with respect to such iStar Property, unless waived by Bank in writing: (a) a Mortgage executed by the owner thereof in favor of Bank, (b) an ALTA Policy of Title Insurance, with such endorsements as Bank may require, issued by Title Company in form and substance satisfactory to Bank, in such amount as Bank shall require, insuring Bank’s Mortgage on such iStar Property to be of first priority, subject only to such exceptions as Bank shall approve in its discretion, with all costs thereof to be paid by Borrower, (c) a survey of such iStar Property and improvements thereon satisfactory to Bank and the Title Company, if required by the Title Company, and, (d) a flood insurance policy in an amount required by Bank, but in no event less than the amount sufficient to meet the requirements of applicable law and the Flood Disaster Protection Act of 1973, or evidence satisfactory to Bank that such iStar Property is not located in a flood hazard area, and Upon satisfaction of the foregoing requirements set forth in this Section 4.16 with respect to an iStar Property, such iStar Property shall constitute a Collateral Property and shall be subject to the terms and conditions otherwise applicable to Collateral Properties hereunder.

SECTION 4.17 COMPLIANCE AND DEFAULT. Borrower shall cause each Collateral Property Owner promptly to notify Bank in writing of any failure by any party to perform any material obligation under any Lease with respect to the Collateral Property, any event or condition which would permit a tenant to terminate or cancel any such Lease, or any notice given by a tenant with respect to the foregoing, specifying in each case the action such Collateral Property Owner has taken or will take with respect thereto, but such notice shall only be required if such nonperformance, event or condition could reasonably be expected to cause a material adverse effect.

SECTION 4.18 RESERVED.

SECTION 4.19 RESERVED.

SECTION 4.20 MAINTENANCE OF BANK ACCOUNTS. Borrower shall maintain and cause the Subsidiary Guarantors and Collateral Property Owners to maintain each of their respective principal deposit accounts with Bank.

SECTION 4.21 CASH MANAGEMENT. Borrower shall maintain and shall cause the Subsidiary Guarantors and Collateral Property Owners to maintain Bank as their provider of treasury management services.

SECTION 4.22. PROCEEDS FROM SALE OF COLLATERAL PROPERTY. Upon the sale of any Collateral Property while there is a principal balance owing on the Term Loan, Borrower shall cause the Collateral Property Owner to remit to the Bank an amount equal to the greater of (a) fifty percent (50%) of the cash proceeds thereof, net of customary costs of sale (including a provision for income taxes subject to Bank approval in its sole discretion), and (b) fifty percent (50%) of the Appraised Value, to be applied to the Obligations arising under the Term Loan until such time as the principal balance owing on the Term Loan is $0. In connection with each such sale, Borrower agrees to provide Bank with a copy of the sales contract, status updates, settlement statement and such other information as Bank may request, in its sole discretion. Such prepayment shall be made within three (3) calendar days after the date of receipt of the net cash proceeds of any such sale of Collateral Property by the Collateral Property Owner.

SECTION 4.23. PROCEEDS FROM SALE OR ISSUANCE OF STOCK. Upon the sale or issuance of any Stock by Borrower while there is a principal balance owing on the Term Loan (other than sales of Stock registered pursuant to the Securities Act of 1933, as amended, and the applicable rules and regulations thereunder, on a registration statement on Form S 8), Borrower shall remit to the Bank an amount equal to fifty percent (50%) of the net proceeds generated from such sale or issuance, to be applied to the Obligations arising under the Term Loan until such time as the principal balance owing on the Term Loan is $0. Such prepayment shall be made within three (3) calendar days after the date of receipt of the net proceeds of any such Stock sale or issuance by Borrower.

SECTION 4.24. POST CLOSING REQUIREMENT. Within one hundred twenty (120) days after the Closing Date, Borrower shall cause to be delivered to Bank a fully-executed Assignment of Operating Account with respect to each concentration account, and any other deposit account requested by Bank in its sole discretion, of the Collateral Properties.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all Obligations of Borrower subject hereto, Borrower will not and will not permit any other Company to, without Bank’s prior written consent:

SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2. RESERVED.

SECTION 5.3. RESERVED.

SECTION 5.4. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any Indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities to Bank, (b) capital leases or purchase money obligations for fixed or capital assets in an aggregate amount not exceed at any time $2,000,000.00, and (c) any other liabilities existing as of, and outstanding on the Closing Date and listed on Schedule 5.4 and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof) (collectively “Permitted Indebtedness”).

SECTION 5.5. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower’s business as conducted as of the Closing Date; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except in the ordinary course of its business.

SECTION 5.6. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other Person, except any of the foregoing in favor of Bank or with respect to Permitted Indebtedness.

SECTION 5.7. RESERVED.

SECTION 5.8. DIVIDENDS, DISTRIBUTIONS. Make or permit any other Company to, directly or indirectly, declare, make, or pay any Distribution other than (i) Distributions listed in clauses (b) and (d) of the definition of “Permitted Distributions” and (ii) so long as no Event of Default exists or would result therefrom, Permitted Distributions other than Distributions listed in clauses (b) and (d) of the definition of Permitted Distributions.

SECTION 5.9. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon any assets of the Companies now owned or hereafter acquired, except (collectively, “Permitted Liens”):

(a) Liens securing Permitted Indebtedness provided that with respect to capital leases and Liens securing purchase money obligations for fixed or capital assets: (i) such Liens do not at any time encumber any property other than the assets financed by such Indebtedness and the proceeds thereof, and (ii) the Indebtedness secured thereby does not exceed the reasonable acquisition cost of the assets being acquired on the date of acquisition.

(b) pledges or deposits made to secure payment of worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, pensions, or other social security programs;

(c) good-faith pledges or deposits made to secure performance of bids, tenders, insurance or other contracts (other than for the repayment of borrowed money), or leases, or to secure statutory obligations, surety or appeal bonds, or indemnity, performance, or other similar bonds as all such Liens arise in the ordinary course of business of the Companies;

(d) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, none of which impair in any material respect the use of such property by the Person in question in the operation of its business, and none of which is violated by existing or proposed structures or land use;

(e) Liens of landlords or of mortgagees of landlords, arising solely by operation of law, on fixtures and movable property located on premises leased in the ordinary course of business; and

(f) the following, so long as the applicability, amount, or validity thereof is being contested in good faith by appropriate proceedings diligently conducted, reserves or other provisions therefor required by GAAP have been made, levy and execution thereon have been stayed and continue to be stayed, and they do not in the aggregate materially detract from the value of the property of the Person in question, or materially impair the use thereof in the operation of its business: (A) claims and Liens for taxes (other than liens relating to environmental laws or ERISA); (B) claims and Liens upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute of the merits; and (C) claims and Liens of mechanics, materialmen, warehousemen, carriers, landlords, or other like Liens.

SECTION 5.9. GOVERNMENT REGULATIONS. Borrower shall not, and shall not permit any other Company to, conduct its business in such a way that it will become subject to regulation under the Investment Company Act of 1940, as amended, or any other legal requirement (other than Regulations T, U, and X of the Board of Governors of the Federal Reserve System) which regulates the incurrence of Indebtedness.

SECTION 5.10. FISCAL YEAR AND ACCOUNTING METHODS. Borrower shall not, and shall not permit any other Company to, change its fiscal year for book accounting purposes or its method of accounting, other than (a) immaterial changes in methods or as required by GAAP or (b) in connection with any acquisition permitted under this agreement, such changes to the newly-acquired entity so as to conform its fiscal year and its method of accounting to those of the Companies.

SECTION 5.11. [RESERVED].

SECTION 5.12. NEW BUSINESS. Borrower shall not, and shall not permit any other Company to, directly or indirectly, permit or suffer to exist any material change in the type of businesses in which it is engaged from the businesses of the Companies as conducted on the Closing Date.

SECTION 5.13. AMENDMENTS TO DOCUMENTS. Borrower shall not, and shall not permit any other Obligor to: (a) amend or permit any amendments to any such Obligor’s Constituent Documents as in effect on the Closing Date, if such action could adversely affect the rights of Bank; or (b) violate the provisions of its Constituent Documents, or modify, repeal, replace, or amend any provision of its Constituent Documents, if such action could adversely affect the rights of Bank.

SECTION 5.14. CONTRACTS. Without Bank’s prior written approval as to parties, terms, and all other matters, no Collateral Property Owner shall, nor shall it permit any Manager to (a) enter into any management, leasing, maintenance, or other contract pertaining to the Collateral Property that is not unconditionally terminable by such Person or any successor owner without penalty or payment on not more than thirty (30) days notice to the other party thereunder, other than any such contract entered into in the ordinary course of business that Borrower determines, in its reasonable discretion, is customary in the industry, or (b) modify, amend, or terminate any such contracts, nor default under any contract or permit any contract to terminate by reason of any failure of such Person to perform thereunder and shall promptly notify Bank of any default thereunder. Borrower will deliver or cause to be delivered to Bank, upon request of Bank, the names and addresses of all Persons with whom each contractor has contracted or intends to contract.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this Section 6.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of thirty (30) days from the date Borrower first knows or should reasonably have known of its occurrence.

(d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a “Third Party Obligor”) has incurred any debt or other liability in an amount greater than $500,000 to any Person, including Bank, unless (but only for so long as and in no event for more than one hundred twenty (120) days following such defult) Borrower or such Third Party Obligor is in good faith disputing and diligently pursuing resolution of the default.

(e) Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f) The filing of a notice of judgment lien in excess of $500,000 against Borrower or any Third Party Obligor; or the recording of any abstract of judgment in excess of $500,000 against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property that is not paid, bonded or otherwise discharged within sixty (60) days thereafter; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor in excess of $500,000 that is not paid, bonded or otherwise discharged within sixty (60) days thereafter; or the entry of a judgment against Borrower or any Third Party Obligor in excess of $500,000 that is not paid, bonded or otherwise discharged within sixty (60) days thereafter; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor and is not dismissed within thirty (30) days after its filing; except that none of the foregoing shall constitute an Event of Default if (but only for so long as and in not event more than sixty (60) days following the occurrence thereof) Borrower and Obligor is contesting any of the foregoing in good faith by appropriate legal proceedings diligently conducted.

(g) There shall exist or occur any event or condition that Bank in good faith believes impairs, or is substantially to impair, the prospect of payment or performance by Borrower, any Third Party Obligor, or the general partner of either if such entity is a partnership, of its Obligations under any of the Loan Documents.

(h) The dissolution or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor.

(i) The sale, transfer, hypothecation, assignment or encumbrance, whether voluntary, involuntary or by operation of law, without Bank’s prior written consent, of all or any part of or interest in any real property collateral required hereby other than (A) a disposition in connection with a pending or threatened proceeding for condemnation where Borrower complies with the provisions of Section 4.15 and (B) a disposition in connection with which the net cash proceeds are paid to Bank as required by Section 4.22.

(j) If any event or condition shall occur or exist with respect to any activity or substance regulated under applicable environmental law and as a result of such event or condition, any Company shall have incurred or in the opinion of the bank be reasonably likely to incur a liability in excess of $5,000,000 during any consecutive twelve (12) month period and Bank determines in its sole and absolute discretion, that such liability is material.

(k) Any of the following occurs with respect to Collateral Property and has a material adverse impact on the aggregate value of the Collateral Properties then serving as collateral for the Indebtedness:

(i) any required permit, license, certificate or approval with respect to Collateral Property lapses or ceases to be in full force and effect which could reasonably be expected to have a material adverse effect;

(ii) a lien for the performance of work or the supply of materials which is established against Collateral Property which could reasonably be expected to cause a material adverse effect, or any stop notice served on Collateral Property Owner, the general contractor or Bank, remains unsatisfied or unbonded for a period of twenty (20) days after the date of filing or service, if such circumstance could reasonably be expected to cause a material adverse effect;

(iii) the occurrence of any condition or situation which, in the sole determination of Bank, constitutes a danger to or impairment of a Collateral Property or the lien of the applicable Mortgage, if such condition or situation is not remedied within ten (10) days after written notice to Borrower thereof or, if such condition or situation is not capable of remedy within ten (10) days, Borrower does not commence (or cause to be commenced) within such period of time reasonable steps to remedy such condition or situation and thereafter diligently pursue such remedy until it is completed as expeditiously as commercially reasonable;

(iv) any sale, Lease, conveyance, assignment, pledge, encumbrance, or transfer of all or any material part of a Collateral Property or any interest therein, voluntarily or involuntarily, whether by operation of applicable law or otherwise, except: (A) sales or transfers of fixtures, equipment, systems, machinery, furniture, furnishings, appliances, inventory, goods, building materials, and supplies, which have become obsolete or worn beyond practical use and which have been replaced by adequate substitutes, owned by the Collateral Property Owner, having a value equal to or greater than the replaced items when new; and (B) the grant, in the ordinary course of business, of a leasehold interest in a part of a Collateral Property to a tenant for occupancy, not containing a right or option to purchase and not in contravention of any Loan Document. Bank may, in its sole discretion, waive a default under this paragraph, but shall have no obligation to do so, and any waiver may be conditioned upon such one or more of the following (if any) which Bank may require: a principal paydown on the Obligations, an increase in the rate of interest payable under the Obligations, a modification of the term of the Obligations, and any other modification of the Loan Documents which Bank may require; or

(v) without the prior written consent of Bank, a Collateral Property Owner grants any easement or dedication, files any plat, condominium declaration, or restriction, or otherwise encumbers the Collateral Property, or seeks or permits any zoning reclassification or variance, unless such action is expressly permitted by the Loan Documents or could not reasonably be expected to cause a material adverse effect; or

(vi) Collateral Property is abandoned; or

(vii) a default or event of default occurs under any lien, security interest, or assignment covering a Collateral Property or any part thereof (whether or not Bank has consented, and without hereby implying Bank’s consent, to any such lien, security interest or assignment not created hereunder), or the holder of any such lien, security interest, or assignment declares a default or institutes foreclosure or other proceedings for the enforcement of its remedies thereunder; or

(viii) any Governmental Authority shall require, or commence any proceeding for, the demolition of any building or structure comprising a part of a Collateral Property, or there is commenced any proceeding to condemn or otherwise take pursuant to the power of eminent domain, or a contract for sale or a conveyance in lieu of such a taking is executed which provides for the transfer of, a material portion of a Collateral Property, including but not limited to the taking (or transfer in lieu thereof) of any portion which would result in the blockage or substantial impairment of access or utility service to the Improvements or which would cause a Collateral Property to fail to comply with any requirement under applicable law.

SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all Indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	RED LION HOTELS CORPORATION
201 West North River Drive, Suite 100

Spokane, Washington 99201
Attention: Chief Financial Officer
Telecopier No. 509-325-7324
Telephone No. 509-459-61000

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
601 West First Avenue, Suite 900
MAC: P6718-090
Spokane, Washington 99201
Attention: Daniel G. Adams
Telecopier No. 509-455-5760
Telephone No. 509-455-5755

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other Person) relating to Borrower or any other Person.

SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, or any collateral required hereunder.

SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other Person shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

SECTION 7.11. AMENDMENT AND RESTATEMENT; WAIVERS OF CLAIMS. THIS AGREEMENT AMENDS, EXTENDS AND RESTATES IN ITS ENTIRETY THE PRIOR CREDIT AGREEMENT. THE EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH DOES NOT EXTINGUISH THE INDEBTEDNESS OUTSTANDING IN CONNECTION THEREWITH NOR DOES IT CONSTITUTE A NOVATION WITH RESPECT TO THE INDEBTEDNESS OUTSTANDING IN CONNECTION WITH THE PRIOR CREDIT AGREEMENT. THE BORROWER HEREBY REPRESENTS AND WARRANTS THAT AS OF THE DATE OF THIS AGREEMENT THERE ARE NO CLAIMS OR OFFSETS AGAINST OR DEFENSES OR COUNTERCLAIMS TO THE BORROWER’S OBLIGATIONS UNDER THE PRIOR CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT. THE BORROWER WAIVES ANY AND ALL SUCH CLAIMS, OFFSETS, DEFENSES OR COUNTERCLAIMS, WHETHER KNOWN OR UNKNOWN, ARISING PRIOR TO THE DATE OF THIS AGREEMENT.

SECTION 7.12. ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Washington selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Washington or a neutral retired judge of the state or federal judiciary of Washington, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Washington and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Washington Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

[SIGNATURE PAGE TO FOLLOW]

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

RED LION HOTELS CORPORATION		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Julie A. Shiflett	By:	Ralph Hamm III
Title:	Executive Vice President, Chief Financial Officer	Title:	Senior Vice President

EXHIBIT A

DEFINITIONS

Acceptable Appraisal means an appraisal commissioned by and addressed to either Bank or another Person acceptable to Bank (and acceptable to Bank as to form, assumptions, substance, and appraisal date), prepared by a qualified professional appraiser acceptable to Bank.

Appraised Value means, with respect to any Collateral Property as of any date, the appraised value of the Collateral Property on an “as-is value” basis pursuant to an Acceptable Appraisal.

Appraised NOI means, with respect to any Collateral Property as of any date, the net operating income of the Collateral Property as established through an Acceptable Appraisal.

Assignment of Operating Accounts means an Assignment of Operating Accounts executed by a Collateral Property Owner in favor of Bank.

Closing Date means September 12, 2011.

Collateral Property means, individually, the real property and Improvements located at each of the following locations: (a) 11211 Main Street, Bellevue, WA 98004 (the “Bellevue Property”), (b) 414 E. 1st Ave, Post Falls, ID 83854 (the “Templins’ Resort”), (c) 303 W North River Dr., Spokane, WA 99201 (the “Spokane Property”), (d) 1555 Pocatello Creek Rd, Pocatello, ID 83201 (the “Pocatello Property”), (e) North 20 Main, Kalispell, MT 59901 (the “Kalispell Property”), (f) 2301 Colonial Drive, Helena, MT 59601 (the “Helena Property”), (g) 2300 Evergreen Park Drive, Olympia, WA 98502 (the “Olympia Property”), (h) 3200 South Parker Road, Aurora, CO 80014 (the “Aurora Property”) and (i) each other property that becomes a Collateral Property under the terms of Section 4.16; collectively, the “Collateral Properties”.

Collateral Property Owner means, individually, each owner of a Collateral Property; collectively “Collateral Property Owners”.

Companies means, as of any date, Borrower and each of its then Subsidiaries, and Company means any one of the Companies.

Compliance Certificate means a certificate signed by a Responsible Officer, substantially in the form of Exhibit B.

Consolidated Debt means as of any date of determination, all Indebtedness of the Companies, on a consolidated basis.

Consolidated EBITDA means, for any period of determination, as calculated in accordance with GAAP, the sum of (a) consolidated net income of Borrower and its Subsidiaries, plus (b) income tax expense, plus (c) interest expense, plus (d) depreciation and amortization expense, plus (e) losses from asset dispositions and impairment charges, plus (f) the amount of any expense for stock-based compensation, plus (g) accrual of vacation and sick payroll expense related to conversion of Borrower’s benefit programs incurred for the fiscal year ending December 31, 2011, provided, however that such accrual shall only apply for periods through December 31, 2012, minus (h) gains from asset dispositions.

Consolidated Interest Expense means for any period of determination, the interest expense of Borrower and its Subsidiaries for such period, computed on a consolidated basis in accordance with GAAP.

Debt Service means, for any period, the sum of (a) all regularly scheduled principal payments on Consolidated Debt (other than scheduled payments of principal on Consolidated Debt which pay such Consolidated Debt in full, but only to the extent such final payment is greater than the scheduled principal payment immediately preceding such final payment), and (b) all Consolidated Interest Expense, in each case paid or payable during such period in respect of all Consolidated Debt.

Debt Service Coverage Ratio as of the last day of any fiscal quarter means Consolidated EBITDA divided by Debt Service, in each case determined for the most-recent four (4) fiscal quarters then ended.

Distribution for any Person means, with respect to any shares of any Stock issued by such Person, (a) the retirement, redemption, purchase, or other acquisition for value of any such Stock, (b) the declaration or payment of any dividend or distribution on or with respect to any such Stock, and (c) any other payment by such Person with respect to such Stock.

Franchise Agreement means the franchise or similar agreement entered into by and between an Obligor and the Franchisor pursuant to which such Obligor is permitted to operate the Collateral Property under the “flag” or other trade name that is the subject thereof.

Franchisor means Red Lion Hotels Franchising, Inc., a wholly-owned Subsidiary of Borrower, or such other entity selected as the franchisor of the Collateral Property in accordance with the terms of this Agreement.

GAAP means generally accepted accounting principles in the United States of America as set forth in the opinions and pronouncements of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable from time to time.

Governmental Authority means any applicable (a) local, state, municipal, or federal judicial, executive, or legislative instrumentality, (b) private arbitration board or panel, or (c) central bank.

Improvements means all on-site and off-site improvements to any Collateral Property, together with all fixtures, tenant improvements, and appurtenances now or later to be located on the Collateral Property and/or in such improvements.

iStar Property means each real property location leased as of the Closing Date by Red Lion Holdings and located in Bend, OR; Boise, ID; Coos Bay, OR; Longview, WA; Medford, OR; Sacramento, CA; Wenatchee, WA (but excluding therefrom leased locations in Pendleton, OR; Vancouver, WA; Eugene, OR; and Missoula, MT); collectively, “iStar Properties”.

Indebtedness means (without duplication), for any Person, the sum of the following: (a) all liabilities, obligations, and indebtedness of such Person for money borrowed; (b) all liabilities, obligations, and indebtedness of such Person which is evidenced by bonds, notes, debentures, or other similar instruments; (c) all capitalized lease obligations; (d) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations, and obligations under any title retention agreement (but excluding in each case trade accounts payable and other accruals arising in the ordinary course of business); (e) all contingent obligations of such Person that are required to be recognized as liabilities under GAAP; (f) all obligations of the type referred to in clauses (a) and (b) preceding of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); (g) all obligations under all letters of credit, banker’s acceptances, bank guaranties, surety bonds and similar instruments issued for the account of such Person, and without duplication, all drafts drawn and unpaid thereunder, in each case to the extent required to be recognized as liabilities under GAAP; (h) all Stock of such Person subject to repurchase or redemption other than at the sole option of such Person; (i) all obligations of such Person to purchase Stock (or other property) which arise out of or in connection with the sale of the same or substantially similar Stock (or property); and (j) all liabilities, obligations, and indebtedness arising under interest rate hedges.

Initial Collateral Property means, individually, each of the following Collateral Properties: (a) the Bellevue Property, (b) the Templins’ Resort, (c) the Spokane Property, (d) the Olympia Property and (e) the Pocatello Property.

Initial Term Loan Amount means the sum of the Current Term Loan Amount and the Initial Advance.

Lease means each existing or future lease, sublease (to the extent of a Collateral Property Owner’s rights thereunder) or other agreement under the terms of which any person has or acquires any right to occupy or use any Collateral Property, or any part thereof, or interest therein, and each existing or future guaranty of payment or performance thereunder, and all extensions, renewals, modifications, and replacements of each such lease, sublease, agreement, or guaranty.

Lien means any lien, mortgage, security interest, pledge, assignment, charge, title retention agreement, or encumbrance of any kind, and any other right of or arrangement with any creditor (other than under or relating to subordination or other intercreditor arrangements) to have its claim satisfied out of any property or assets, or the proceeds therefrom, prior to the general creditors of the owner thereof.

Loan Commitment Coverage Ratio as of the last day of any fiscal quarter of the Companies means the ratio of (a) Total Bank Commitments to (b) Properties NOI for the most recent four (4) fiscal quarters then ended.

Management Agreement means the management agreement entered into by and between Collateral Property Owner and Manager, pursuant to which Manager is to provide management and other services with respect to the Collateral Property.

Manager means Red Lion Hotels Management, Inc., a Washington corporation.

Management and Capex Reserves means for any period of determination, 8% of Collateral Properties’ revenues for such period.

Mortgage means, collectively, each Mortgage (or Deed of Trust), Security Agreement, Financing Statement, and Assignment of Leases or similarly titled document, executed by a Collateral Property Owner, to or for the benefit of Bank, covering a Collateral Property.

Obligations means, collectively, (i) any and all loans and letters of credit and all other obligations, liabilities and Indebtedness of every kind, nature and description owing by Borrower to Bank and/or its affiliates, including principal, interest, charges, fees, costs and expenses

(including all reasonable attorneys’ fees and expenses incurred in the enforcement or collection thereof), however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement, the Term Note, the Line of Credit Note or any of the other Loan Documents, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and (ii) all obligations, liabilities and Indebtedness of every kind, nature and description owing by Borrower to Bank or any affiliate of Bank that is a provider of Bank Products arising under or pursuant to any Bank Products, whether now existing or hereafter arising. “Bank Products” shall mean any one or more of the following types or services or facilities now or hereafter provided to Borrower by Bank or an affiliate of Bank: (i) credit cards or stored value cards, (ii) cash management or related services, including (A) the automated clearinghouse transfer of funds for the account of Borrower pursuant to agreement or overdraft for any accounts of Borrower maintained with Bank and (B) controlled disbursement services and (iii) Hedge Agreements if and to the extent permitted hereunder. “Hedge Agreement” shall mean any agreement between Borrower and Bank or any affiliate of Bank that is a swap agreement as such term is defined in 11 U.S.C. Section 101, and including any rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices.

Obligor means, collectively, Borrower, the Subsidiary Guarantors and the Collateral Property Owners and Obligor means any of them, individually.

Operating Accounts means the depositary account and disbursement account for each Collateral Property, held at Bank, or any successor account thereto that any Collateral Property Owner has pledged to Bank, pursuant to an Assignment of Operating Accounts.

Person means any individual, entity, or Governmental Authority.

Permitted Distributions means (a) Distributions declared, made, or paid by any Company wholly in the form of its capital stock, (b) Distributions by any Company to Borrower or any Subsidiary Guarantor, (c) Distributions by any Company to any other Company, and (d) any Distribution by RLHLP to any Person that is a partner in RLHLP for federal income tax purposes so long as (i) at the time of the distribution, Borrower has at least an eighty percent (80%) interest in the income, gain, loss and deductions of RLHLP, and (ii) such distribution is required by the Amended and Restated Agreement of Limited Partnership of RLHLP, as amended and in effect on the Closing Date.

Properties NOI means for any period of determination, as calculated in accordance with GAAP, the sum of the following with respect to continuing operations of the Collateral Properties only: (a) consolidated net income, plus (b) income taxes, plus (c) interest expense, plus (d) depreciation and amortization, plus (e) extraordinary losses and losses from asset dispositions, minus (f) extraordinary gains and gains from asset dispositions, plus (g) nonrecurring non-cash charges, plus (h) fees payable to Manager under any Management Agreement, plus (i) royalty fees payable to Franchisor under the Franchise Agreement , minus Management and Capex Reserves.

REAs means the construction, operation, and reciprocal easement agreements or similar agreements (including any separate agreements or other agreements between an Obligor and one or more other parties to any REA with respect to such REA) affecting the Collateral Property or portion thereof, and REA means any one of the REAs.

Red Lion Holdings means Red Lion Hotels Holdings, Inc., a wholly-owned Subsidiary of Borrower.

Responsible Officer of a Person means its chairman, president, chief executive officer, chief financial officer, executive or senior vice president, or treasurer, or, for all purposes under the Loan Documents, any other officer designated from time to time by the board of directors or other governing body of such Person.

RLHLP means Red Lion Hotels Limited Partnership, a Delaware limited partnership.

Senior Leverage Ratio as of the last day of any fiscal quarter of the Companies means the ratio of Total Senior Debt at that date to Consolidated EBITDA for the fiscal quarter then ended.

Solvent means, as to a Person, that (a) the aggregate fair market value of such Person’s assets exceeds its liabilities (whether contingent, subordinated, unmatured, unliquidated, or otherwise), (b) such Person has sufficient cash flow to enable it to pay its Debts as they mature, and (c) such Person does not have unreasonably small capital to conduct such Person’s businesses.

Stock means all shares, options, warrants, general or limited partnership interests, membership interests, or other ownership interests (regardless of how designated) of or in a corporation, partnership, limited liability company, trust, or other entity, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

Subsidiary means, as of any date, each entity the accounts of which are required by GAAP to be included in the consolidated financial statements of Borrower.

Subsidiary Guaranty means the Amended and Restated Continuing Guaranty dated as of the Closing Date which amends and restates in its entirety the terms of that certain Unconditional Guaranty Agreement executed by each Subsidiary Guarantor, WHC823, LLC and WHC823-M, LLC in favor of Lender dated as of September 25, 2008.

Total Bank Commitments means the sum of (a) the aggregate principal amount outstanding under the Term Loan (including without limitation any amounts advanced under the Increased Amount) and (b) $10,000,000.

Total Senior Debt means the aggregate amount of all Indebtedness of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, excluding therefrom amounts owing under debentures due Red Lion Hotels Capital Trust.

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

DATE:

SUBJECT PERIOD:	to

LENDER:	Wells Fargo Bank, National Association

BORROWER:	Red Lion Hotels Corporation

This certificate is delivered under the Amended and Restated Credit Agreement, dated as of September 12, 2011 (as amended, modified, supplemented, or restated from time to time, the “Agreement”), between Borrower and Lender. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Agreement.

The undersigned certifies to Lender that:

(a) the undersigned is a Responsible Officer of Borrower in the position(s) set forth under the signature below;

(b) the financial statements of the Companies attached to this certificate were prepared in accordance with GAAP, and present fairly in all material respects the consolidated financial condition and results of operations of the Companies as of, and for the                      months ended on                      (the “Subject Period”) [(except for the absence of complete footnotes and subject to normal year-end audit adjustments)];

(c) a review of the activities of the Companies during the subject period has been made under my supervision with a view to determining whether, during the Subject Period, the Obligors have kept, observed, performed, and fulfilled all of their respective obligations under the Loan Documents, and during the Subject Period, (i) the Obligors kept, observed, performed, and fulfilled each and every covenant and condition of the Loan Documents (except for the deviations, if any, set forth on Annex A to this certificate) in all material respects, and (ii) no potential Event of Default has occurred which has not been cured or waived (except the Events of Default or potential Events of Default, if any, described on Annex A to this certificate); and

(d) the status of compliance by Borrower with Section 4.9(a) through (c) of the Agreement at the end of the Subject Period, as applicable, is as set forth on Annex B to this certificate.

[Signature Page Follows]

By:
Name:
Title:

SIGNATURE PAGE TO FORM OF COMPLIANCE CERTIFICATE

ANNEX A TO COMPLIANCE CERTIFICATE

DEVIATIONS FROM LOAN DOCUMENTS/

POTENTIAL DEFAULTS OR EVENTS OF DEFAULTS

NONE

ANNEX B TO COMPLIANCE CERTIFICATE

Status of Compliance with Section 4.9(a) through (c) of the Agreement

Borrower shall provide to Lender detailed calculations, in form and substance reasonably acceptable to Lender, demonstrating compliance with the following covenants as set forth on the attached.